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                                                                     EXHIBIT 4.2



                           PICCADILLY CAFETERIAS, INC.

                                  71,000 UNITS

                                  CONSISTING OF

                    $71,000,000 SENIOR SECURED NOTES DUE 2007
                                      WITH
                      71,000 COMMON STOCK PURCHASE WARRANTS

                                       AND

                                   4,500 UNITS

                                  CONSISTING OF

                        $4,500,000 TERM B NOTES DUE 2007
                                      WITH
                      4,500 COMMON STOCK PURCHASE WARRANTS


                              AMENDED AND RESTATED
                               PURCHASE AGREEMENT



                                                               December 12, 2000


JEFFERIES & COMPANY, INC.
400 Poydras Street
New Orleans, LA 70130

Ladies and Gentlemen:

         Piccadilly Cafeterias, Inc., a Louisiana corporation (the "Company"), and Jefferies & Company, Inc. (the "Initial Purchaser") have entered into that certain Purchase Agreement dated December 12, 2000 (the "Original Purchase Agreement"). The Company hereby confirms its agreement with you, the Initial Purchaser, to amend and restate the Original Purchase Agreement in its entirety as set forth below (the Original Purchase Agreement as so amended and restated, the "Agreement"):

         1. The Units. Subject to the terms and conditions herein contained, the Company shall issue and sell to the Initial Purchaser (i) an aggregate of 71,000 units (each a "Fixed Rate Unit" and collectively, the "Fixed Rate Units"), each Fixed Rate Unit consisting of $1,000 principal amount of its Series A Senior Secured Notes due 2007 (the "Fixed Rate Notes") and
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one warrant (collectively, the "Warrants") to purchase initially 10.51 shares of the Company's common stock, no par value (the "Common Stock"), at an initial purchase price per share equal to 110% of the last reported sale price of the Common Stock on the New York Stock Exchange on December 20, 2000 and (ii) an aggregate of 4,500 units (each a "Term B Unit," collectively the "Term B Units" and together with the Fixed Rate Units, the "Units"), each Term B Unit consisting of $1,000 principal amount of its Series A Term B Notes due 2007 (the "Term B Notes" and together with the Fixed Rate Notes, the "Senior Notes") and one Warrant. The Senior Notes are to be issued under an Indenture (the "Indenture") to be dated as of the Closing Date (as defined in Section 3 below) by and between the Company and The Bank of New York, as trustee (the "Trustee"). The Senior Notes will be secured on a pari passu basis with each other, with any indebtedness under the $5.5 million Term Loan Credit Agreement (the "Term Loan Credit Facility") dated as of the Closing Date among the Company, as borrower, Hibernia National Bank, as administrative agent, and each lender a party thereto and with the obligations of the Company under its New Credit Facility (as defined in the Indenture), but subject to certain priorities granted in favor of the financial institutions holding such obligations under the New Credit
Facility as more specifically set forth in an Intercreditor and Collateral
Agency Agreement (the "Intercreditor Agreement") to be dated as of the Closing Date among the Company, the Trustee, Hibernia National Bank, as collateral agent (the "Collateral Agent") and such financial institutions. The Warrants are to be issued under a Warrant Agreement between the Company and The Bank of New York, as warrant agent (the "Warrant Agent"), to be dated as of the Closing Date (the "Warrant Agreement") for the benefit of the holders of the Senior Notes (the "Noteholders"). The shares of Common Stock issuable upon exercise of the Warrants are herein referred to as the "Warrant Shares." The Fixed Rate Notes, the Term B Notes, the Warrants, the Warrant Shares, the Fixed Rate Units and the Term B Units are collectively referred to herein as the "Securities."

         The Units are being offered and sold to the Initial Purchaser without being registered under the Securities Act of 1933, as amended (the "Act"), in reliance on exemptions therefrom.

         In connection with the sale of the Units, the Company has prepared a preliminary offering circular dated November 13, 2000 (the "Preliminary Memorandum"), and a final offering circular dated the date hereof (the "Final Memorandum"; the Preliminary Memorandum and the Final Memorandum each herein being referred to as a "Memorandum"), setting forth or including, among other things, a description of the terms of the Units, the terms of the offering of the Units and a description of the business of the Company and any material developments relating to the Company occurring after the date of the most recent historical financial statements included therein.

         The Initial Purchaser and its direct and indirect transferees of the Securities will be entitled to the benefits of a Registration Rights Agreement to be dated as of the Closing Date (the "Registration Rights Agreement"), pursuant to which the Company will agree, among other things, to file with the Securities and Exchange Commission (the "Commission"), under the circumstances set forth therein, (i) a single registration statement under the Act (the "Exchange Offer Registration Statement"), relating to the Series B Senior Secured Notes due 2007 of the Company and the Series B Term B Notes due 2007 of the Company (collectively, the "Exchange Notes") to be offered in exchange (the "Exchange Offer") for the Fixed Rate Notes and the Term B Notes, respectively,
(ii) as and to the extent required by the Registration Rights Agreement, a


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shelf registration statement pursuant to Rule 415 under the Act (the "Shelf
Registration Statement"), relating to the resale by certain holders of the Senior Notes and (iii) a shelf registration statement pursuant to Rule 415 under the Act (the "Warrant Registration Statement" and, together with the Exchange Offer Registration Statement and the Shelf Registration Statement, the "Registration Statements") covering the issuance by the Company of the Warrant Shares and the resale of the Warrants and the Warrant Shares and to use its best efforts to cause such Registration Statements to be declared effective.

         This Agreement, the Senior Notes, the Indenture, Security Documents (as defined in Annex I hereto), the Security Document Amendments (as defined in Annex I hereto), the Intercreditor Agreement, the Warrant Agreement and the Registration Rights Agreement are hereinafter referred to collectively as the "Operative Documents."

         2. Representations and Warranties. The Company represents and warrants to and agrees with the Initial Purchaser that:

                  (a) As of its date, the Preliminary Memorandum did not, and on the date of this Agreement and on the Closing Date, the Final Memorandum does not and will not, and any amendment or supplement thereto will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 2(a) do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in the Preliminary Memorandum, Final Memorandum or any amendment or supplement thereto.

                  (b) The Company is duly incorporated, validly existing and in good standing under the laws of the State of Louisiana, with all requisite corporate power and authority to own its properties and conduct its business as now conducted and as described in the Final Memorandum; the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, condition (financial or otherwise), prospects or results of operations of the Company (any such effect, a "Material Adverse Effect").

                  (c) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Operative Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, including, without limitation, the power and authority to issue, sell and deliver the Units as contemplated by this Agreement.

                  (d) This Agreement has been duly and validly authorized, executed and delivered by the Company and is a valid and legally binding obligation of the Company



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

         enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to rights of indemnification and contribution, by principles of public policy or U.S. federal or state securities laws relating thereto.

                  (e) The Senior Notes have been duly and validly authorized for issuance and sale to the Initial Purchaser by the Company pursuant to this Agreement and, when issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms hereof, will be the valid and legally binding obligations of the Company, enforceable against it in accordance with their terms and entitled to the benefits of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (f) The Fixed Rate Notes issuable in exchange for the Term B Notes have been duly and validly authorized for issuance by the Company and, when issued and authenticated in accordance with the terms of the Indenture will be the valid and legally binding obligations of the Company, enforceable against it in accordance with their terms and entitled to the benefits of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (g) The Exchange Notes have been duly and validly authorized for issuance by the Company and, when issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, will be the valid and legally binding obligations of the Company, enforceable against it in accordance with their terms and entitled to the benefits of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (h) The Indenture has been duly and validly authorized by the Company and, when duly executed and delivered (assuming the due execution and delivery thereof by the Trustee), will be a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a



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         proceeding in equity or at law). The Indenture meets the requirements for qualification under the Trust Indenture Act of 1939, as amended (the "TIA").

                  (i) Each of the Security Documents and Security Document Amendments has been duly and validly authorized by the Company and, when duly executed and delivered by the Company (assuming the due execution and delivery thereof by each other party thereto), will be a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (j) The Intercreditor Agreement has been duly and validly authorized by the Company and, when duly executed and delivered by the Company (assuming the due execution and delivery thereof by each other party thereto), will be a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (k) The Registration Rights Agreement has been duly and validly authorized by the Company and, when duly executed and delivered by the Company (assuming the due execution and delivery thereof by the Initial Purchaser), will be a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to rights of indemnification and contribution, by principles of public policy or U.S. federal or state securities laws relating thereto.

                  (l) The Warrant Agreement has been duly and validly authorized by the Company and, when duly executed and delivered by the Company (assuming due execution and delivery thereof by the Warrant Agent), will constitute a valid and legally binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (m) The Warrants have been duly and validly authorized by the Company and, when duly executed by the Company and countersigned by the Warrant Agent in accordance with the provisions of the Warrant Agreement and when delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement, will have




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         been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Warrant Agreement and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (n) The Warrant Shares have been duly and validly authorized for issuance by the Company and, when issued upon exercise of the Warrants in accordance with the terms and conditions contained in the Warrant Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights. The Warrant Shares have been duly reserved for issuance in accordance with the terms of the Warrants and the Warrant Agreement.

                  (o) No consent, waiver, approval, authorization or order of or filing, registration, qualification, license or permit of or with any court or governmental agency or body, or third party is required for the issuance and sale by the Company of the Units to the Initial Purchaser or the consummation by the Company of each of the other transactions contemplated hereby or by any of the other Operative Documents (including, without limitation, the issuance of the Exchange Notes pursuant to the Exchange Offer, the issuance of Fixed Rate Notes in exchange for Term B Notes and the issuance of the Warrant Shares upon the exercise of the Warrants), except, in each case, such as have been obtained, and other than such as may be required under state securities or "Blue Sky" laws in connection with the purchase and resale of the Units by the Initial Purchaser and the receipt by the Company of orders from the Commission declaring the Warrant Registration Statement, the Exchange Offer Registration Statement and/or the Shelf Registration Statement effective. The Company is not
         (A) in violation of its charter or bylaws, (B) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to it or any of its properties or assets, except for any such breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect, or (C) in breach of or default under (nor has any event occurred which, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, permit, certificate, contract or other agreement or instrument to which it is a party or to which it or its properties or assets is subject (collectively, "Contracts"), except for any such breach, default, violation or event which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (p) The execution, delivery and performance by the Company of this Agreement and each of the other Operative Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Units to the Initial Purchaser, the issuance of Fixed Rate Notes in exchange for Term B Notes, the issuance of the Exchange Notes in the Exchange Offer and the issuance of the Warrant Shares upon the exercise of the Warrants), do not and will not violate, conflict with or constitute or result in a breach of or a default under (or




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         constitute an event which with notice or passage of time or both would constitute a default under) or cause an acceleration of any obligation under, or (except for the transactions contemplated hereby) result in the imposition or creation of (or the obligation to create or impose) any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) other than those created by the Security Documents and the Security Document Amendments, on any properties or assets of the Company with respect to (A) the terms or provisions of any Contract, (B) the charter or bylaws of the Company, or (C) (assuming compliance with all applicable state securities or "Blue Sky" laws and assuming the accuracy of the representations and warranties of the Initial Purchaser in Section 8 hereof) any statute, judgment, decree, order, rule or regulation applicable to the Company or any of its properties or assets.

                  (q) Ernst & Young LLP, which is reporting on certain of the audited financial statements of the Company included in the Final Memorandum, are independent public accountants within the meaning of the Act and the rules and regulations promulgated thereunder. The audited financial statements of the Company and related notes thereto included in the Final Memorandum present fairly in all material respects the consolidated financial position of the Company, as of the dates indicated, and its consolidated results of operations and cash flow for the periods specified, in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout such periods, except as otherwise stated therein. The summary and selected historical financial and operating data included in the Final Memorandum present fairly in all material respects the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as stated therein.

                  (r) The pro forma financial and operating data (including the notes thereto) and other pro forma financial information included in the Final Memorandum (i) comply as to form in all material respects with the applicable requirements of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"),
         (ii) have been prepared in all material respects in accordance with the Commission's rules and guidelines with respect to pro forma financial statements, and (iii) have been properly computed on the bases described therein; the assumptions used in the preparation of the pro forma financial and operating data and other pro forma financial information included in the Final Memorandum are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

                  (s) There is not pending or, to the knowledge of the Company, threatened, any action, suit, proceeding, inquiry or investigation to which the Company is a party, or to which the property or assets of the Company is subject, before or brought by any court, arbitrator or governmental agency or body which, if determined adversely to the Company, would, individually or in the aggregate, have a Material Adverse Effect or which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Units to be sold hereunder or the consummation of the other transactions described in the Final Memorandum.



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                  (t) The Company owns or possesses adequate licenses or other rights to use all trademarks, service marks, trade names and know-how necessary to conduct the businesses now or proposed to be operated by it and as described in the Final Memorandum; the Company has not received any notice of conflict with (or knows of any such conflict with) asserted rights of others with respect to any trademarks, service marks, trade names or know-how which, if such assertion of conflict were sustained, would, individually or in the aggregate, have a Material Adverse Effect.

                  (u) The Company possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, including without limitation under any applicable Environment Laws (as defined below), presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the Final Memorandum ("Permits"), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect; the Company has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit, except where the failure to perform such obligations or the occurrence of such event would not have a Material Adverse Effect; and the Company has not received any notice of any proceeding relating to revocation or modification of any such Permit, except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

                  (v) Since the respective dates as to which information is given in the Final Memorandum, except as described therein and except for the transactions contemplated hereby, (i) the Company has not incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business, (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock and (iii) there has not been any change in the capital stock or long-term indebtedness of the Company other than changes in borrowings under the Company's revolving line of credit in the ordinary course of business.

                  (w) The Company has filed all necessary federal, state and foreign income and franchise tax returns and, has paid all taxes shown as due thereon; and other than tax deficiencies which the Company is contesting in good faith and for which the Company has provided adequate reserves, there is no tax deficiency that has been asserted against the Company that would have, individually or in the aggregate, a Material Adverse Effect.




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                  (x) The statistical and market-related data included in the
         Final Memorandum are based on or derived from sources which the Company believes to be reliable and accurate.

                  (y) Neither the Company nor any agent acting on its behalf has taken or will take any action that might cause this Agreement or the sale of the Units to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

                  (z) The Company has good and defensible title to all real property and good title to all personal property described in the Final Memorandum as being owned by it and good and defensible title to a leasehold estate in the real and personal property described in the Final Memorandum as being leased by it free and clear of all liens, charges, encumbrances or restrictions other than Permitted Liens (as defined in the Indenture).

                  (aa) There are no legal or governmental proceedings involving or affecting the Company or any of its properties or assets which would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum, nor are there any material contracts or other documents which would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum.

                  (bb) Except as described in the Final Memorandum or as would not, individually or in the aggregate, have a Material Adverse Effect
         (A) the Company is in compliance with and not subject to any known liability under applicable Environmental Laws (as defined below), (B) the Company has made all filings and provided all notices required under any applicable Environmental Law, and has, and is in compliance with, all Permits required under any applicable Environmental Laws and each of them is in full force and effect, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company, threatened against the Company under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company, (E) the Company has not received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any comparable state law, and (F) no property or facility of the Company is
         (i) listed or, to the knowledge of the Company proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority.

                  For purposes of this Agreement, "Environmental Laws" means the common law and all applicable federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata),
         (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous materials, and (iii) underground and above ground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom.

                  (cc) There is no strike, labor dispute, slowdown or work stoppage with the employees of the Company which is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, no collective bargaining organizing activities are taking place with respect to the Company.

                  (dd) The Company does not have any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing, 401(k) plan or other plan which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which the Company makes or ever has made a contribution and in which any employee of the Company is or has ever been a participant. With respect to such plans, the Company is in compliance in all material respects with all applicable provisions of ERISA.

                  (ee) After giving effect to the offering and sale of the Units, the Company will not be an "investment company" or "promoter" or "principal underwriter" for an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

                  (ff) The Fixed Rate Notes, the Term B Notes, the Exchange Notes, the Warrants, the Warrant Shares, the Common Stock, the Fixed Rate Units, the Term B Units, the Indenture, the Registration Rights Agreement, the Security Documents, the Security Document Amendments, the Warrant Agreement and this Agreement conform in all material respects to the descriptions thereof in the Final Memorandum.

                  (gg) No holder of securities of the Company will be entitled to have such securities registered under the registration statements required to be filed by the Company pursuant to the Registration Rights Agreement other than as expressly permitted thereby.

                  (hh) Immediately after the consummation of the transactions contemplated by this Agreement and the Indenture, the fair value and present fair saleable value of the assets of the Company will exceed the sum of its stated liabilities and identified contingent liabilities; the Company is not and after giving effect to the execution, delivery and performance of this Agreement and the Indenture, and the consummation of the transactions contemplated hereby and thereby will not be, (a) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (b) unable to pay its debts (contingent or otherwise) as they mature or (c) otherwise insolvent.




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                  (ii) When the Units are issued and delivered pursuant to this
         Agreement, none of the Securities (except for the Warrant Shares) will be of the same class (within the meaning of Rule 144A under the Act) as any other securities of the Company that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a United States automated inter-dealer quotation system.

                  (jj) Each of the Preliminary Memorandum and the Final Memorandum, as of its date, contains all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Act.

                  (kk) Assuming the accuracy of the representations and warranties of the Initial Purchaser in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Units to the Initial Purchaser in the manner contemplated by this Agreement to register any of the Units under the Act or to qualify the Indenture under the TIA.

                  (ll) The Company has not taken, and will not take, directly or indirectly, any action designed to, or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Securities.

                  (mm) Subsequent to the respective dates as of which information is given in the Final Memorandum, there has not been any event or condition having a Material Adverse Effect.

                  (nn) The respective forms of the Security Documents and the Security Document Amendments, including the respective forms of acknowledgments thereto, comply with the laws of the jurisdiction where the property and interests covered by such documents are located, including all applicable recording, filing and registration laws and regulations, and are adequate and legally sufficient for the purposes intended to be accomplished thereby.

                  (oo) The Security Documents, as amended by the Security Document Amendments, create a valid lien on the collateral described therein in favor the Collateral Agent for the ratable benefit of the Noteholders and the commercial lending institutions that are or may become parties to the Company's New Credit Facility, as security for the obligations stated to be secured thereby, but subject to the terms of the Intercreditor Agreement. The liens and security interests created by the Security Documents prior to the execution and delivery of the Security Document Amendments are valid and perfect first priority liens and security interests, subject only to Permitted Liens (as defined in the Indenture); and all filings and all other actions necessary or desirable to perfect and maintain the perfection and priority of such lien prior to the Closing Date have been made or taken. Upon the filing of the Security Document Amendments in the places specified in Schedule C, the liens and security interests created by the Security Documents, as amended by the Security Document Amendments, will be perfected, first priority liens and security interests, subject only to such liens and security interests as may have priority subject only to Permitted Liens (as defined in the Indenture). The execution and delivery of the Security Document Amendments will not affect or impair the priority of the liens and security interests created by the Security Documents and existing prior to the execution of the Security Document Amendments. No other filings are necessary or desirable to perfect and maintain the perfection and priority of the liens and security interests created by the Security Documents, as amended by the Security Document Amendments, other the filing of periodic UCC continuation statements.

                  (pp) Neither the Company nor any of its respective Affiliates (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the Act) which is or could be integrated with the sale of the Fixed Rate Units or the Term B Units in a manner that would require the registration under the Act of either the Fixed Rate Units or the Term B Units or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Units or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

                  (qq) The Company has (a) all insurance policies sufficient for compliance with all material governmental requirements and all material agreements and (b) insurance coverage in at least amounts and against such risks (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Company.

         3. Purchase, Sale and Delivery of the Units. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchaser, and Initial Purchaser agrees to purchase from the Company (i) 71,000 Fixed Rate Units at a purchase price of $873.00 per Fixed Rate Unit and (ii) 4,500 Term B Units at a purchase price of $873.00 per Term B Unit. One or more certificates in definitive global form representing the Fixed Rate Units and one or more certificates in definitive global form representing the Term B Units, all registered in the name of Cede & Co. as nominee of The Depository Trust Company ("DTC"), shall be deposited on the Closing Date, by or on behalf of the Company, with DTC or its designated custodian, against payment by or on behalf of the Initial Purchaser of the purchase price therefor, by wire transfer (same day funds) to such account or accounts as the Company shall specify at least 48 hours prior to the Closing Date. Such delivery of and payment for the Units shall be made at the offices of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., Four United Plaza, 8555 United Plaza Boulevard, Baton Rouge, Louisiana 70809, at 10:00 a.m., Baton Rouge time, on December 21, 2000, or at such other place, time or date as the Initial Purchaser, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the "Closing Date."

         4. Offerings by the Initial Purchaser. The Initial Purchaser proposes to offer the Units at the prices and upon the terms set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchaser is advisable.

         5. Covenants of the Company. The Company covenants and agrees with the Initial Purchaser that:

                  (a) The Company shall not make any amendment or supplement to the Final Memorandum of which the Initial Purchaser shall not previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment or supplement and as to which the Initial Purchaser shall not have given its consent. The Company shall promptly, upon the reasonable request of the Initial Purchaser, make any amendments or supplements to the Preliminary Memorandum or the Final Memorandum that may be necessary or advisable in connection with the resale of the Units by the Initial Purchaser.

                  (b) The Company shall cooperate with the Initial Purchaser in arranging for the qualification of the Securities for offering and sale under the securities or "Blue Sky" laws of such jurisdictions as the Initial Purchaser may designate and shall continue such qualifications in effect for as long as may be necessary to complete the resale of the Units; provided, however, that in connection therewith, the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

                  (c) If, at any time prior to the completion of the initial resale by the Initial Purchaser of the Units, any event occurs as a result of which the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Final Memorandum to comply with applicable law, the Company will promptly notify the Initial Purchaser thereof and will prepare, at the expense of the Company, an amendment or supplement to the Final Memorandum that corrects such statement or omission or effects such compliance.

                  (d) The Company will, without charge, provide to the Initial Purchaser and to counsel for the Initial Purchaser as many copies of the Final Memorandum or any amendment or supplement thereto as the Initial Purchaser may reasonably request.

                  (e) The Company will apply the net proceeds from the offerings of the Units as set forth under "Use of Proceeds" in the Final Memorandum.

                  (f) For so long as any of the Securities (other than the Warrant Shares) remain outstanding, the Company will furnish to the Initial Purchaser copies of all reports and other communications (financial or otherwise) furnished by the Company to the Trustee, the Collateral Agent, the Warrant Agent or to the holders of the Securities and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company with the Commission or any national securities exchange on which any class of securities of the Company may be listed.

                  (g) Prior to the Closing Date, the Company will furnish to the Initial Purchaser, as soon as they have been prepared, if at all, a copy of any unaudited interim financial statements of the Company for any period subsequent to the period covered by the most recent financial statements appearing in the Final Memorandum.

                  (h) Neither the Company nor any of its affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any "security" (as defined in the Act) which could be integrated with the sale of the Fixed Rate Units or the Term B Units in a manner which would require the registration under the Act of either the Fixed Rate Units or the Term B Units.

                  (i) The Company will not solicit any offer to buy or offer to sell the Units by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

                  (j) For so long as any of the Securities remain outstanding, the Company will make available, upon request, to any seller or prospective purchaser of any of the Securities the information specified in Rule 144A(d)(4) under the Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

                  (k) The Company will use its best efforts to permit the Securities (other than the Warrant Shares) to be (i) designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to trading in the PORTAL Market and (ii) eligible for clearance and settlement through DTC, including preparation of a Letter of Representations.

                  (l) The Company will cure promptly any defects in the creation and issuance of the Securities and the execution and delivery of the Security Documents and the Security Document Amendments. At its expense, the Company will promptly execute and deliver to the Collateral Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Company in the Security Documents and the Security Document Amendments or to further evidence and more fully describe the collateral intended as security for the Senior Notes, or to correct any omissions in the Security Documents and the Security Document Amendments, or to state more fully the security obligations set out herein or in any of the Security Documents or the Security Document Amendments, or to perfect, protect, preserve and maintain any liens created pursuant to any of the Security Documents or the Security Document Amendments and the first priority status of such liens (subject only to Permitted Liens (as defined in the Indenture)), or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith. The Company will warrant and defend the first priority status of the liens created by the Security Documents and the Security Document Amendments, subject only to Permitted Liens.

                  (m) The Company shall use its best efforts to do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Units.

                  (n) During the period of two years after the Closing Date (or such shorter period as may be provided for in Rule 144(k) under the Act, as the same may be in effect from time to time), the Company will not, and will not permit any of its subsidiaries or other affiliates (as defined in Rule 144A under the Act) controlled by it to resell any of the Securities which constitute "restricted securities" under Rule 144 that have been reacquired by any of them, except pursuant to an effective registration statement under the Act.

         6. Expenses. The Company agrees to pay all costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 11 hereof, including all costs and expenses incident to (i) the printing, word processing or other production of documents with respect to the transactions contemplated hereby, including any costs of printing the Preliminary Memorandum and the Final Memorandum and any amendment or supplement thereto, (ii) all arrangements relating to the delivery to the Initial Purchaser of copies of the foregoing documents, (iii) the fees and disbursements of the counsel, the accountants and any other experts or advisors retained by the Company, (iv) preparation, issuance and delivery to the Initial Purchaser of the Units, (v) the qualification of the Securities under state securities and "Blue Sky" laws, including filing fees and fees and disbursements of counsel incurred by the Initial Purchaser relating thereto, (vi) the fees, disbursements and charges of Vinson & Elkins L.L.P., counsel to the Initial Purchaser, incurred in connection with the transactions contemplated hereby, (vii) expenses in connection with any meetings with prospective investors in the Units, (viii) fees and expenses of the Trustee, the Warrant Agent and the Collateral Agent, including fees and expenses of their respective counsel, (ix) all expenses and listing fees incurred in connection with the application for quotation of any of the Securities on the PORTAL Market and (x) any fees charged by investment rating agencies for the rating of the Fixed Rate Notes or the Term B Notes. If the sale of the Units provided for herein is not consummated because any condition to the obligations of the Initial Purchaser set forth in Section 7 hereof is not satisfied, because this Agreement is terminated or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder (other than solely by reason of a default by the Initial Purchaser on its obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), the Company agrees to promptly reimburse the Initial Purchaser upon demand for all out-of-pocket expenses (including fees, disbursements and charges of Vinson & Elkins L.L.P., counsel for the Initial Purchaser) that shall have been incurred by the Initial Purchaser in connection with the proposed purchase and sale of the Units. The Company shall not be liable to the Initial Purchaser for loss of contemplated profits from the transactions covered by this Agreement.

         7. Conditions of the Initial Purchaser's Obligations. The obligation of the Initial Purchaser to purchase and pay for the Fixed Rate Units shall be subject to its concurrent purchase of the Term B Units and vice versa. In addition, the obligation of the Initial Purchaser to purchase and pay for either the Fixed Rate Units or the Term B Units shall, in its sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

                  (a) On the Closing Date, the Initial Purchaser shall have received the opinion, dated as of the Closing Date and addressed to the Initial Purchaser, of Jones, Walker, Waechter, Poitevent Carrere & Denegre, L.L.P., counsel for the Company, substantially to the effect as set forth in Exhibit A subject to customary assumptions and qualifications. On the Closing Date, the Initial Purchaser shall have also received an opinion, dated as of the Closing Date and addressed to the Initial Purchaser, of counsel for the Company in each of the States of Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma and Kansas, substantially to the effect as set forth in Exhibit B to the extent the opinions set forth in Exhibit B relate to matters of each such state's laws, subject, in each case, to customary assumptions and qualifications.

                  (b) On the Closing Date, the Initial Purchaser shall have received the opinion, in form and substance satisfactory to the Initial Purchaser, dated as of the Closing Date and addressed to the Initial Purchaser, of Vinson & Elkins L.L.P., counsel for the Initial Purchaser, with respect to certain legal matters relating to this Agreement and such other related matters as the Initial Purchaser may require. In rendering such opinion, Vinson & Elkins L.L.P. shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.

                  (c) The Initial Purchaser shall have received from the Ernst & Young LLP a comfort letter dated as of the Closing Date, in form and substance satisfactory to the Initial Purchaser.

                  (d) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except for the representations and warranties which were true and correct as of a certain specified date which shall continue to be true and correct as of such date); the statements of the Company's officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date; the Company shall have complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and, except as described in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), subsequent to the date of the most recent financial statements in such Final Memorandum, there shall have been no development that, singly or in the aggregate, is reasonably likely to have a Material Adverse Effect.

                  (e) Neither the sale of the Fixed Rate Units nor the sale of the Term B Units hereunder shall be enjoined (temporarily or permanently) on the Closing Date.

                  (f) Subsequent to the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), other than as described in such Final Memorandum or contemplated hereby, the

         Company shall not have incurred any liabilities or obligations, direct or contingent (other than in the ordinary course of business), that are material to the Company or entered into any transactions not in the ordinary course of business that are material to the business, condition (financial or other) or results of operations or prospects of the Company, and there shall not have been any adverse change in the capital stock or long-term indebtedness of the Company that is material to the business, condition (financial or other) or results of operations or prospects of the Company.

                  (g) Subsequent to the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), the conduct of the business and operations of the Company shall not have been interfered with by strike, fire, flood, hurricane, accident or other calamity (whether or not insured) or by any court or governmental action, order or decree, and, except as otherwise stated therein, the properties of the Company shall not have sustained any loss or damage (whether or not insured) as a result of any such occurrence, except any such interference, loss or damage which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (h) The Initial Purchaser shall have received a certificate of the Company dated the Closing Date, signed on behalf of the Company by its Chairman of the Board, President or any Senior Vice President and the Chief Financial Officer, to the effect that:

                           (i) the representations and warranties of the Company
                  contained in this Agreement are true and correct in all material respects as of the date hereof and as of the Closing Date (except for the representations and warranties which were true and correct as of a certain specified date which shall continue to be true and correct as of such date), and the Company has performed all covenants and agreements and satisfied hereunder all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

                           (ii) at the Closing Date, since the date hereof or
                  since the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or events have occurred, no information has become known nor does any condition exist that, individually or in the aggregate, would have a Material Adverse Effect;

                           (iii) since the date hereof or since the date of the
                  most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), other than as described in the Final Memorandum or contemplated hereby, the Company has not incurred any liabilities or obligations, direct or contingent (other than in the ordinary course of business), that are material to the Company or entered into any transactions not in the ordinary course of business that are material to the business, condition (financial or other) or results of operations or prospects of the Company and there has not been any change in the capital stock or long-term indebtedness of the Company that is material to the business, condition (financial or other) or results of operations or prospects of the Company; and

                           (iv) neither the sale of the Fixed Rate Units nor the
                  sale of the Term B Units hereunder has been enjoined (temporarily or permanently).

                  (i) On the Closing Date, the Initial Purchaser shall have received a counterpart, conformed as executed, of the Indenture, which shall have been entered into by the Company and the Trustee.

                  (j) On the Closing Date, the Initial Purchaser shall have received the Registration Rights Agreement and the Warrant Agreement duly executed by the Company.

                  (k) On or before the Closing Date, the Initial Purchaser shall have received a copy, certified by a responsible officer of the Company, as true and correct, of each Security Document executed prior to the Closing Date.

                  (l) On or before the Closing Date, the Initial Purchaser shall have received the Security Document Amendments, in each case, executed in a sufficient number of counterparts to permit the filing or recordation thereof in each jurisdiction necessary to perfect the lien and security interest intended to be created thereby, in each case in form and substance satisfactory to counsel for the Initial Purchaser.

                  (m) On or before the Closing Date, the Initial Purchaser shall have received the Intercreditor Agreement and the Pledge and Securities Account Agreement (as defined in the Indenture) executed by the parties thereto in form and substance satisfactory to counsel for the Initial Purchaser.

                  (n) On or before the Closing Date, the Initial Purchaser shall have received evidence that the Company is prepared to close the New Credit Facility, with all conditions precedent thereunder having been satisfied or waived.

                  (o) On or before the Closing Date, the Initial Purchaser shall have received lien searches for the assets of the Company and are satisfied with the status thereof.

                  (p) On or before the Closing Date, the Initial Purchaser shall have received evidence that the Company is prepared to close the Term Loan Credit Facility, with all conditions precedent thereunder having been satisfied or waived.

         On or before the Closing Date, the Initial Purchaser and counsel for the Initial Purchaser shall have received such further documents, opinions, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of the Company as they shall have heretofore reasonably requested from the Company.

         All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Initial Purchaser. The Company shall furnish to the Initial Purchaser such conformed copies of such documents, opinions, certificates, letters, schedules and instruments in such quantities as the Initial Purchaser shall reasonably request.

         8. Offerings of Units; Restrictions on Transfer. The Initial Purchaser has advised the Company that it proposes to offer the Units for sale upon the terms and conditions set forth in this Agreement and in the Final Memorandum. The Initial Purchaser hereby represents and warrants to, and agrees with, the Company that the Initial Purchaser (i) is purchasing the Units pursuant to a private sale exempt from registration under the Act, (ii) has not solicited and will not solicit offers for, or offer or sell, the Units by means of any form of general solicitation or general advertising or in any manner involving a public offering within the meaning of Section 4(2) of the Act, and (iii) will solicit offers for the Units only from, and will offer, sell or deliver the Units as part of their initial offering only to, (A) persons whom the Initial Purchaser reasonably believes to be qualified institutional buyers as defined in Rule 144A promulgated under the Act ("QIBs"), or if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchaser that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, in each case, in transactions under Rule 144A or (B) to a limited number of institutional "accredited investors" as defined in Rule 501(a) (1), (2), (3) or (7) promulgated under the Act that make the representations to and agreements with the Company specified in Annex A to the Final Memorandum in private sales exempt from registration under the Act.

         9. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless the Initial Purchaser, its affiliates and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Initial Purchaser, its affiliates or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

                  (i) any untrue statement or alleged untrue statement of any material fact contained in any Memorandum or any amendment or supplement thereto or any application or other document, or any amendment or supplement thereto, executed by the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify the Securities under the securities or "Blue Sky" laws thereof or filed with any securities association or securities exchange (each an "Application"); or

                  (ii) the omission or alleged omission to state, in any Memorandum or any amendment or supplement thereto or any Application, a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse, as incurred, the Initial Purchaser, each such affiliate and each such controlling person for any reasonable legal or other reasonable expenses incurred by the Initial Purchaser, such affiliate or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any Memorandum or any amendment or supplement thereto or any Application in reliance upon and in conformity with written information concerning the Initial Purchaser furnished to the Company by the Initial Purchaser specifically for use therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have to the indemnified parties. The Company shall not be liable under this Section 9 for any settlement of any claim or action effected without its prior written consent, which shall not be unreasonably withheld.

         The Initial Purchaser shall not, without the prior written consent of the Company, effect any settlement or compromise of any pending or threatened proceeding in respect of which the Company is or could have been a party, or indemnity could have been sought hereunder by the Company, unless such settlement (A) included an unconditional written release of the Company, in form and substance reasonably satisfactory to the Company, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the Company.

         (b) The Initial Purchaser agrees to indemnify and hold harmless the Company and its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Memorandum or any amendment or supplement thereto or any Application, or (ii) the omission or the alleged omission to state therein a material fact required to be stated in any Memorandum or any amendment or supplement thereto or any Application, or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning the Initial Purchaser, furnished to the Company by the Initial Purchaser specifically for use therein; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any reasonable legal or other expenses incurred by the Company or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof. This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have to the indemnified parties. The Initial Purchaser shall not be liable under this
Section 9 for any settlement of any claim or action effected without its consent, which shall not be unreasonably withheld.

         The Company shall not, without the prior written consent of the Initial Purchaser, effect any settlement or compromise of any pending or threatened proceeding in respect of which the Initial Purchaser is or could have been a party, or indemnity could have been sought hereunder by the Initial Purchaser, unless such settlement (A) includes an unconditional written release of the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the Initial Purchaser.

         (c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 9, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve the indemnifying party from any liability under paragraph (a) or (b) above unless and to the extent such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and
(b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchaser in the case of paragraph (a) of this Section 9 or the Company in the case of paragraph (b) of this Section 9, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions) or
(ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 9, in which case the indemnified party may effect such a settlement without such consent.

         (d) In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 9 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Units or (ii) if the allocation provided by the foregoing clause
(i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Company on the one hand and the Initial Purchaser on the other shall be deemed to be in the same proportion as the total proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand, or the Initial Purchaser on the other, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. The Company and the Initial Purchaser agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (d). Notwithstanding any other provision of this paragraph (d), the Initial Purchaser shall not be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by the Initial Purchaser under this Agreement, less the aggregate amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), each affiliate of the Initial Purchaser, and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Initial Purchaser, and each director of the Company, each officer of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company.

         10. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company, its officers and the Initial Purchaser set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, any of its officers or directors, the Initial Purchaser, its affiliates or any controlling person referred to in Section 9 hereof and
(ii) delivery of and payment for the Units. The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 9 and 15 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

         11. Termination. (a) This Agreement may be terminated in the sole discretion of the Initial Purchaser by notice to the Company given prior to the Closing Date in the event that the Company shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date:

                  (i) the Company shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or any legal or governmental proceeding, which loss or interference, in the sole judgment of the Initial Purchaser, has had or has a Material Adverse Effect, or there shall have been, in the sole judgment of the Initial Purchaser, any event or development that, individually or in the aggregate, has or could be reasonably likely to have a Material Adverse Effect (including without limitation a change in control of the Company), except in each case as described in the Final Memorandum (exclusive of any amendment or supplement thereto);

                  (ii) trading in securities of the Company or in securities generally on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market shall have been suspended or minimum or maximum prices shall have been established on any such exchange or market;

                  (iii) a banking moratorium shall have been declared by New York or United States authorities;

                  (iv) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which, in the case of (A), (B) or (C) above and in the sole judgment of the Initial Purchaser, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Units as contemplated by the Final Memorandum; or

                  (v) the Fixed Rate Notes or the Term B Notes shall have been downgraded such that the Fixed Rate Notes or the Term B Notes are rated below "B2" by Moody's Investors Service, Inc. or "B+" by Standard & Poor's Ratings Services or placed on any "watch list" for possible downgrading by Moody's Investors Service, Inc. or Standard & Poor's Ratings Services.

         (b) Termination of this Agreement pursuant to this Section 11 shall be without liability of either party to the other party except as provided in
Section 10 hereof.

         12. Information Supplied by the Initial Purchaser. The statements set forth in the last sentence of the last paragraph on the front cover page, the first and second sentence of the third paragraph, the fourth paragraph, the fifth paragraph, the fifth and sixth sentence of the sixth paragraph and the seventh paragraph under the heading "Plan of Distribution" in the Memorandum (to the extent such statements relate to the Initial Purchaser) constitute the only information furnished by the Initial Purchaser to the Company for the purposes of Sections 2(a) and 9 hereof and the Initial Purchaser confirms that such statements are correct as of the date hereof and as of the Closing Date.

         13. Notices. All communications hereunder shall be in writing and, if sent to the Initial Purchaser, shall be mailed or delivered to: Jefferies & Company, Inc., 11100 Santa Monica Blvd., Los Angeles, CA 90025, Attention: Jerry
M. Gluck, with a copy to Vinson & Elkins L.L.P., 1001 Fannin, Suite 2300, Houston, Texas 77002-6760, Attention: T. Mark Kelly; or if sent to the Company, shall be mailed or delivered to the Company at 3232 Sherwood Forest Blvd., Baton Rouge, Louisiana 70816, Attention: Mark L. Mestayer, with a copy to Jones, Walker, Waetcher, Poitevent, Carrere & Denegre, L.L.P., 201 St. Charles Avenue, Suite 5100, New Orleans, Louisiana 70170, Attention: Curtis Hearn.

         All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

         14. Successors. This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser, the Company and their respective successors and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Company contained in
Section 9 of this Agreement shall also be for the benefit of any affiliates of the Initial Purchaser and any person or persons who control the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchaser contained in
Section 9 of this Agreement shall also be for the benefit of the directors of the Company, its officers and any person or persons who control the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Securities from the Initial Purchaser will be deemed a successor because of such purchase.

         15. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter, which has been executed on December 12, 2000 and amended and restated on December 19, 2000, to be effective as of December 12, 2000, shall constitute a binding agreement between the Company and the Initial Purchaser.

                                                    Very truly yours,

                                                    PICCADILLY CAFETERIAS, INC.


                                                    By:
                                                       -------------------------
                                                    Name:
                                                    Title:


The foregoing Agreement is hereby confirmed and accepted on December 12, 2000, as amended and restated on December 19, 2000, to be effective as of December 12, 2000.



JEFFERIES & COMPANY, INC.


By:
   ---------------------------
   Name:
   Title:

                              Amended and Restated
                               Purchase Agreement

                                Signature Page 1

                                                                       EXHIBIT A


                 OPINION OF JONES, WALKER, WAECHTER, POITEVENT,
                            CARRERE & DENEGRE, L.L.P.

CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS OPINION SHALL HAVE THE MEANING SET FORTH IN THE PURCHASE AGREEMENT. ADDITIONAL DEFINITIONS ARE SET FORTH IN ANNEX I HERETO.

         (i) The Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and to conduct its business as described in the Final Memorandum. The Company is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

         (ii) None of the authorized but unissued shares of capital stock of the Company are subject to any preemptive or similar rights.

         (iii) The Warrant Shares have been duly authorized and reserved for issuance by the Company, and when issued, sold and delivered by the Company pursuant to the Warrant Agreement against payment therefor, will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive rights and will conform to the description of the Common Stock contained in the Final Memorandum.

         (iv) To our knowledge, no holder of securities of the Company is entitled to have such securities registered under a registration statement required to be filed by the Company pursuant to the Registration Rights Agreement other than as expressly permitted thereby.

         (v) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Purchase Agreement and each of the other Operative Documents to which it is a party and to consummate the transactions contemplated thereby, including, without limitation, the corporate power and authority to issue, sell and deliver the Units as contemplated by the Purchase Agreement.

         (vi) The Purchase Agreement has been duly and validly authorized, executed and delivered by the Company.

         (vii) The Indenture and each Security Document and Security Document Amendment have been duly and validly authorized, executed and delivered by the Company to the extent it is a party thereto and, assuming the due authorization, execution and delivery thereof by the Trustee, will be the valid and legally binding agreement of the Company, enforceable against each of it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The Indenture meets the requirements for qualification under the Trust Indenture Act of 1939, as amended (the "TIA").

         (viii) The Senior Notes have been duly and validly authorized for issuance and sale to the Initial Purchaser by the Company pursuant to the Purchase Agreement and have been duly and validly executed and, when authenticated in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms hereof, will be the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and the holders of the Senior Notes will be entitled to the benefits of the Indenture.

         (ix) The Exchange Notes have been duly and validly authorized for issuance by the Company and, when issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, will be the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (x) The Fixed Rate Notes issuable in exchange for the Term B Notes have been duly and validly authorized for issuance by the Company and, when issued and authenticated in accordance with the terms of the Indenture, will be the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (xi) The Warrants have been duly and validly authorized by the Company and, when executed by the Company and countersigned by the Warrant Agent in accordance with the provisions of the Warrant Agreement and when delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Warrant Agreement and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)

         (xii) The Warrant Agreement has been duly and validly authorized, executed and delivered by the Company and, upon execution and delivery by the Warrant Agent thereunder, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (xiii) The Registration Rights Agreement has been duly and validly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Initial Purchaser) is the valid and legally binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to rights of indemnification and contribution, by principles of public policy or federal or state securities or "Blue Sky" laws relating thereto.

         (xiv) The New Credit Facility, the Indenture, the Fixed Rate Notes, the Term B Notes, the Warrants, the Warrant Agreement, the Fixed Rate Units, the Term B Units, the Security Documents, the Security Document Amendments, the Intercreditor Agreement and the Registration Rights Agreement conform in all material respects to the descriptions thereof contained in the Final Memorandum.

         (xv) The execution, delivery and performance by the Company of the Purchase Agreement and each of the other Operative Documents, the compliance by it with all the provisions hereof and thereof and the consummation of the transactions contemplated thereby (including, without limitation, the issuance and sale of the Units to the Initial Purchaser, the issuance of the Exchange Notes in the Exchange Offer, the issuance of Fixed Rate Notes in exchange for the Term B Notes and the issuance of the Warrant Shares upon the exercise of the Warrants), do not conflict with or constitute or result in a breach or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of or cause an acceleration of any obligation under, or result in the imposition or creation of (or the obligation to create or impose) a lien (other than those created pursuant to the Security Documents and Security Document Amendments) on any properties or assets of the Company with respect to (i) the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, permit, certificate, contract or other agreement known to us to which the Company is a party, (ii) the certificate of incorporation or bylaws of the Company, or (iii) (assuming compliance with all applicable state securities or "Blue Sky" laws and assuming the accuracy of the representations and warranties of the Initial Purchaser in
Section 8 of the Purchase Agreement) any statute, judgment, decree, order, rule or regulation known to us to be applicable to the Company or any of its properties or assets.

         (xvi) No consent, waiver, approval, authorization or order of or filing, registration, qualification, license or permit of or with any court or governmental agency or body, or, to our knowledge, any third party is required for the issuance and sale by the Company of the Units to the Initial Purchaser or the consummation by the Company of the other transactions contemplated by any of the Operative Documents (including, without limitation, the issuance of the Exchange Notes in the Exchange Offer, the issuance of Fixed Rate Notes in exchange for Term B Notes and the issuance of the Warrant Shares upon the exercise of the Warrants), except (i) such as may be required under state securities or "Blue Sky" laws, as to which we express no opinion,(ii) those which have previously been obtained, (iii) the receipt by the Company of orders declaring the Warrant Registration Statement, the Exchange Offer Registration Statement and/ or the Shelf Registration Statement effective from the Commission and (iv) the timely and proper filing of the Security Documents Amendments.

         (xvii) To our knowledge, there are no legal or governmental proceedings involving or affecting the Company or any of its properties or assets which would be required to be described in a prospectus pursuant to the Act that are not so described in the Final Memorandum, nor are there any material contracts or other documents which would be required to be described in a prospectus pursuant to the Act that are not so described in the Final Memorandum.

         (xviii) The Company is not, nor immediately after the sale of the Units to be sold under the Purchase Agreement and the application of the proceeds from such sales (as described in the Final Memorandum under the caption "Use of Proceeds") will it be, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

         (xix) No registration under the Act of any of the Units is required in connection with the sale of the Units to the Initial Purchaser as contemplated by the Purchase Agreement and the Final Memorandum or in connection with the initial resale of the Units by the Initial Purchaser, and prior to the commencement of the Exchange Offer, the Indenture is not required to be qualified under the TIA, in each case assuming (i) that the purchasers who buy such Units in the initial resale thereof are qualified institutional buyers as defined in Rule 144A promulgated under the Act or institutional "accredited investors" within the meaning of Rule 501 (a) (1), (2), (3), or (7) of the Securities Act, (ii) the accuracy of the Initial Purchaser's representations in
Section 8 of the Purchase Agreement and those of the Company contained in the Purchase Agreement regarding the absence of a general solicitation in connection with the sale of such Units to the Initial Purchaser and the initial resale thereof and (iii) the due performance by the Initial Purchaser of the agreements set forth in Section 8 of the Purchase Agreement.

         (xx) Neither the consummation of the transactions contemplated by the Purchase Agreement nor the sale, issuance, execution or delivery of the Units will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

         (xxi) The form of the Security Documents, the Security Document Amendments and the Financing Statements, including the form of acknowledgments thereto, comply with all applicable recording, filing and registration laws and regulations of the State of Louisiana and are adequate and legally sufficient for the purposes intended to be accomplished thereby.

         (xxii) So far as the law of the State of Louisiana is concerned, each of the Security Documents, as amended by the Security Document Amendments, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (xxiii) Upon the recordings and filings as provided in following paragraph, the Mortgages and the Mortgage Amendments are effective to create in favor of the Collateral Agent for the benefit of the Noteholders and the other creditors identified therein, as security for the payment of the Indebtedness (as defined in the Mortgages), up to the maximum amount stated therein, a valid mortgage lien on all of, to the extent adequately described therein, the Company's right, title and interest in and to the portion of the Premises (as defined in the Mortgages) constituting real or immovable property and fixtures described in the Mortgages as being mortgaged thereby and a perfected security interest in all of, to the extent adequately described therein, the Company's right, title and interest in and to the portion of the Premises constituting property, other than real or immovable property and fixtures, in which a security interest can be created, and perfected by the filings contemplated by the following paragraph, under Article 9 of the Uniform Commercial Code as in effect in the State of Louisiana.

         (xxiv) Fully executed counterparts of the Mortgage Amendments should be filed for record in each parish in the State of Louisiana where any portion of the Premises is located. Fully executed counterparts of the Financing Statements should be filed for record with the Clerk of Court of any Parish of the State of Louisiana (other than the Parish of Orleans) or the Recorder of Mortgages of the Parish of Orleans. Other than the foregoing, no authorization, consent, approval, license or exemption of, or filing or registration with, any governmental authority of the State of Louisiana is necessary for either the due execution and delivery by the Company of the Security Documents or the Security Document Amendments or with the holding and enforcement by the Collateral Agent of the Security Documents, as amended by the Security Document Amendments, or the obligations secured thereby, except for such authorizations, consents, approvals, licenses or exemptions of, or filings or registrations with any governmental authority that are required to be obtained or maintained, as the case may be, by the Trustee in order for the Trustee to be or remain qualified to act in the capacity of trustee.

         (xxv) For so long as the Senior Notes and the Exchange Notes are outstanding and not matured, after the recordings and filings specified in the previous paragraph have occurred, no instruments need be recorded, registered or filed or re-recorded, re-registered or re-filed in any public office in the State of Louisiana in connection with the execution and delivery of the Security Documents and the Security Document Amendments in order to maintain the perfection of the liens and security interests created thereby after the date of recordation, other than (A) that in the case of proceeds constituting a portion of the collateral, continuation of perfection of the Trustee's security interest therein is limited to the extent set forth in the Uniform Commercial Code as in effect in the State of Louisiana, (ii) that in the case of property which becomes Premises after the date hereof, Section 552 of the Federal Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Federal Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case, and (iii) continuation statements as required by the Uniform Commercial Code as in effect in the State of Louisiana. The effect of recordation of each Mortgage Amendment will cease unless each such Mortgage Amendment is reinscribed by the filing of a signed, written notice of reinscription that meets the requirements of Louisiana Civil Code article 3333 within ten years after the date of the applicable Mortgage. Each reinscription that is filed before the effect of recordation ceases will continue the effect of recordation for ten years from the day notice of reinscription is filed.

         (xxvi) No state or local recording tax, stamp tax or other similar fee, tax or governmental charge (other than statutory filing and recording fees to be paid upon the filing of the Security

Documents Amendments) is required to be paid in connection with the filing and recording of any of the Security Documents, as amended by the Security Document Amendments.

         (xxvii) The execution, delivery and performance of by the Company of its obligations under the Security Documents and the Security Document Amendments will not result in a violation of any laws, rules and regulations of the State of Louisiana which, in our experience, exercising customary professional diligence, are normally applicable to transactions of the type provided for in the Security Documents.

         (xxviii) Certain of the Operative Documents specify a choice of New York law to govern such documents. Louisiana Civil Code Article 3540 (1992) provides that a Louisiana court should give effect to the choice of law stipulations in such Operative Documents unless a Louisiana court finds that (i) there are public policy considerations justifying the refusal to honor the agreement's choice of law stipulation as written or (ii) the chosen jurisdiction's own conflict of law principles dictate the application of another body of law.

         (xxix) Upon (i) execution and delivery of the Security Agreement by the Company and (ii) filing of a financing statement with the Clerk of Court of any Parish of the State of Louisiana (other than the Parish of Orleans) or the Recorder of Mortgages of the Parish of Orleans, the Security Agreement will create and constitute a valid, enforceable and perfected security interest in such collateral described therein.

         (xxx) The Pledge and Securities Account Agreement is effective to create a valid lien upon the securities accounts identified therein. The Pledge and Collateral Account Agreement is effective to grant "control" over such securities accounts to the Collateral Agent, resulting in the perfection of such lien in favor of the Collateral Agent.

         (xxxi) Except as otherwise provided herein, no other filings are necessary or desirable to perfect and maintain the perfection and priority of the liens and security interests created by the Security Documents, as amended by the Security Document Amendments, other the filing of period UCC continuation statements.

         (xxxii) Subject to the assumptions, reliances and disclaimers listed therein, the discussion of United States federal tax matters contained in "Certain U.S. Federal Tax Considerations" in the Final Memorandum is accurate in all material respects.


         We have participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company, representatives of the Initial Purchaser and counsel for the Initial Purchaser, at which conferences the contents of the Final Memorandum and related matters were discussed, and, although we have not independently verified and are not passing upon and assume no responsibility for the accuracy, completeness or fairness of the statements contained in the Final Memorandum (except to the extent specified in paragraph (xiv) of this opinion letter), no facts have come to our attention which cause us to believe that the Final Memorandum, on the date thereof or at the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (it being understood that we make no comment with respect to the financial statements and related notes thereto and the other financial, numerical and accounting data included in the Final Memorandum).

         In rendering the foregoing opinions, we have relied, to the extent we deemed proper, upon the representations and certifications of officers of the Company or of public officials. As used in this letter, the phrase "to our knowledge" means the actual knowledge, without independent verification, of the lawyers in this firm who have been involved in the transactions contemplated by the Purchase Agreement.

References to the Final Memorandum in this opinion letter shall include any amendment or supplement thereto prepared at the Closing Date in accordance with the provisions of the Purchase Agreement.

                                                                       EXHIBIT B


                            OPINION OF LOCAL COUNSEL

CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS OPINION SHALL HAVE THE MEANING SET FORTH IN THE PURCHASE AGREEMENT. ADDITIONAL DEFINITIONS ARE SET FORTH IN ANNEX I HERETO.

                  i. The form of the Security Documents, the Security Document Amendments and the Financing Statements, including the form of acknowledgments thereto, comply with all applicable recording, filing and registration laws and regulations of the States of [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma or Kansas] and are adequate and legally sufficient for the purposes intended to be accomplished thereby.

                  ii. So far as the law of the States of [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma and Kansas] are concerned, each of the Security Documents, as amended by the Security Document Amendments, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  iii. Upon the recordings and filings as provided in following paragraph, the Mortgages and the Mortgage Amendments are effective to continue in favor of the Trustee for the benefit of the Noteholders, as security for the payment of the Indebtedness (as defined in the Mortgages) a valid mortgage lien on all of, to the extent adequately described therein, the Company's right, title and interest in and to the portion of the Premises (as defined in the Mortgages) constituting real or immovable property and fixtures described in the Mortgages as being mortgaged thereby and a perfected security interest in all of, to the extent adequately described therein, the Company's right, title and interest in and to the portion of the Premises constituting property, other than real or immovable property and fixtures, in which a security interest can be created, and perfected by the filings contemplated by the following paragraph, under Article 9 of the Uniform Commercial Code as in effect in the States of [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma and Kansas].

                  iv. Fully executed counterparts of the Mortgage Amendments should be filed for record in each county in the States of [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma and Kansas] where any portion of the Premises is located. Fully executed counterparts of the Financing Statements should be filed for record with the Secretary of State of the States [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma and Kansas]. Other than the foregoing, no authorization, consent, approval, license or exemption of, or filing or registration with, any governmental authority of the States of [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma or Kansas] is necessary for either the due execution and delivery by the Company of the Security Documents or the Security Document Amendments or with the holding and enforcement by the Collateral Agent (or the Trustee) of the Security Documents, as amended by the Security Document Amendments, or the obligations secured thereby, except for such authorizations, consents, approvals, licenses or exemptions of, or filings or registrations with any governmental authority that are required to be obtained or maintained, as the case may be, by the Trustee in order for the Trustee to be or remain qualified to act in the capacity of trustee.

                  v. For so long as the Senior Notes and the Exchange Notes are outstanding and not matured, after the recordings and filings specified in the previous paragraph have occurred, no instruments need be recorded, registered or filed or re-recorded, re-registered or re-filed in any public office in the States of [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma or Kansas] in connection with the execution and delivery of the Security Documents and the Security Document Amendments in order to maintain the perfection of the liens and security interests created thereby after the date of recordation, other than (A) that in the case of proceeds constituting a portion of the Premises, continuation of perfection of the Trustee's security interest therein is limited to the extent set forth in the Uniform Commercial Code as in effect in the States of [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma or Kansas], (ii) that in the case of property which becomes Premises after the date hereof, Section 552 of the Federal Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Federal Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case, and (iii) continuation statements as required by the Uniform Commercial Code as in effect in the States of [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma or Kansas] . We also call to the Initial Purchaser's attention that after the maturity of the Senior Notes, action must be taken to avoid application of relevant statutes of limitations to the Senior Notes and the liens securing same, including without limitation, the liens created by the Mortgages.

                  vi. No state or local recording tax, stamp tax or other similar fee, tax or governmental charge (other than statutory filing and recording fees to be paid upon the filing of the Security Documents Amendments) is required to be paid in connection with the filing and recording of any of the Security Documents, as amended by the Security Document Amendments [, except specify for Tennessee, Florida, Alabama and Georgia].

                  vii. The execution, delivery and performance of by the Company of its obligations under the Security Documents and the Security Document Amendments will not result in a violation of any laws, rules and regulations of the States of [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma and Kansas] which, in our experience, exercising customary professional diligence, are normally applicable to transactions of the type provided for in the Security Documents.

                  viii. A [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma or Kansas] state court of competent jurisdiction or a federal court sitting in the States of [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma or Kansas] of competent jurisdiction and applying conflicts of laws principles of the State of [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma or Kansas], as the case may be, if properly presented with a choice of law issue, will honor the choice of New York law to govern the Security Documents and the Security Document Amendments that state such documents shall be governed by the laws of the State of New York, except to the extent the laws of other jurisdictions may be mandatorily applicable to perfection, the effect of perfection on non-perfection and the availability of remedies under the Security Documents.

                  ix. Upon (i) execution and delivery of the Security Agreement by the Company and (ii) filing of a financing statement with the office of the Secretary of State of each of [Texas, Alabama, Florida, Georgia, Tennessee, Virginia, South Carolina, Kentucky, Missouri, Oklahoma and Kansas] and the Parish Clerk of any Parish of the State of Louisiana (other than the Parish of Orleans) or the Recorder of Mortgages of the Parish of Orleans, the Security Agreement will create and constitute a valid, enforceable and perfected security interest in such collateral described therein.

                  x. The execution and delivery of the Security Document Amendments will not affect or impair the priority of the liens and security interests created by the Security Documents and existing prior to the execution of the Security Document Amendments. No other filings are necessary or desirable to perfect and maintain the perfection and priority of the liens and security interests created by the Security Documents, as amended by the Security Document Amendments, other the filing of period UCC continuation statements.

         In rendering the foregoing opinions, we have relied, to the extent we deemed proper, upon the representations and certifications of officers of the Company or of public officials.

                                     ANNEX I

         "Financing Statements" shall mean the Uniform Commercial Code financing statements, the terminations of Uniform Commercial Code financing statements, the partial releases to Uniform Commercial Code financing statements and the amendments to Uniform Commercial Code financing statements, each as set forth in Schedule A hereto.

         "Mortgages" mean each agreements listed on Schedule B hereto.

         "Mortgage Amendments" shall mean the amendments to the Mortgages set forth on Schedule C hereto.

         "Security Agreement" shall mean the Security Agreement, dated as of December 17, 1999 by the Company, as grantor, in favor of Hibernia National Bank, as Collateral Agent, as amended by First Amendment to Security Agreement dated as of the Closing Date.

         "Security Documents" shall mean the Mortgages, the Security Agreement and the Pledge and Securities Account Agreement.

         "Security Document Amendments" shall mean the Mortgage Amendments and the First Amendment to the Security Agreement.